Amendment

to

Administration Agreement

This Amendment (the “Amendment”), dated as of April 17, 2018, amends and revises the Administration Agreement, dated November 20, 2006, (the “Agreement”) between CM Advisors Family of Funds (f/n/a CM Advisers Family of Funds), a Delaware business trust (“Trust”) and Ultimus Fund Solutions, LLC, an Ohio limited liability company (“Ultimus” and collectively with the Trust, the “Parties”).

WHEREAS, the Parties entered into the Agreement; and

WHEREAS, the Parties desire to amend and revise the Agreement to update and revise certain provisions of the Agreement as set forth below.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Section 1(s) of the Agreement is deleted and replaced with the following:

(s)	prepare and file with the SEC the reports for the Trust on Form N-CEN, Form N-CSR, Form N-Q and Form N-PORT, as applicable, and all required notices pursuant to Rule 24f-2 under the 1940 Act; and

2.	Schedule A to the Agreement is deleted and replaced with the Amended Schedule A attached to this Agreement.

3.	Schedule B to the Agreement is deleted and replaced with the Amended Schedule B attached to this Amendment.

4.    Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by a duly authorized officer on one or more counterparts (including facsimile counterparts) as of the date first above written.

	CM Advisors Family of Funds		Ultimus Fund Solutions, LLC

By:		By:
Name:	Arnold Van Den Berg	Name:	Robert G. Dorsey
Title:	President	Title:	Managing Director

Amended Schedule A

to the Administration Agreement between
CM Advisors Family of Funds
And
Ultimus Fund Solutions, LLC

Fund Portfolios

CM Advisors Small Cap Value Fund
CM Advisors Fixed Income Fund

Amended Schedule B

to the Administration Agreement between
CM Advisors Family of Funds
And
Ultimus Fund Solutions, LLC

This Amended Schedule B applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Error! Reference source not found.the CM Advisors Family of Funds (the “Trust”), pursuant to the Administration Agreement, dated November 20, 2006.

1.	Fees

Pursuant to Section 4 of the Agreement, in consideration of services rendered and expenses assumed pursuant to this Agreement, the Trust will pay Ultimus a fee computed with respect to each Portfolio as follows:

Average Daily Net Assets	Administration Fee
Up to $500 million	0.08%
$500 million to $2 billion	0.05%
$2 billion to $3 billion	0.04%
In excess of $3 billion	0.03%

The fee will be subject to a monthly minimum of $2,000 with respect to each Portfolio.

2.	Forms N-CEN and N-PORT

2.1.      The Trust agrees to pay Ultimus a one-time implementation fee of $3,000 per Portfolio and an annual fee (based on the schedule below), for preparing Forms N-CEN and N-PORT and to meet the requirements of Rule 30bl-9 under the 1940 Act. The implementation fee shall be paid in two equal installments with the first payment due 60 days prior to the Portfolio’s first fiscal year end after the compliance date for Form N-CEN, and the second payment due 60 days prior to the Portfolio’s compliance date for Form N-PORT. In addition, the Trust agrees to pay Ultimus an annual fee, beginning on the compliance date for Form N-PORT, as follows:

	Number of Securities	Annual Fee
	Less than 500	$6,000 plus out of pocket charges
Equity Portfolios*	501 to 2,000	$8,000 plus out of pocket charges
	Over 2,000	TBD
	Less than 500	$7,500 plus out of pocket charges
Fixed Income Portfolios	501 to 1,000	$10,000 plus out of pocket charges
	Over 1,000	TBD

*	Equity Portfolio is defined as any portfolio that has less than 25% debt exposure (which excludes cash and money market funds) over the previous three-month period.

2.2.     The Fees are computed daily and payable monthly, along with any out-of-pocket expenses. The Trust agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Trust’s default or prevent Ultimus from exercising any other rights and remedies available to it.

3.	Out-Of-Pocket Expenses

In addition to the above fees, each Portfolio will reimburse Ultimus for the costs of the daily portfolio-price-quotation services utilized by such Portfolio and for the actual third-party data costs and data services required to complete Forms N-PORT and N-CEN or to meet the requirements of Rules 30a-1 and 30b1-9 under the 1940 Act.

The parties duly executed this Amended Schedule B as of April 17, 2018.

	CM Advisors Family of Funds	Ultimus Fund Solutions, LLC

By:		By:
Name:	Arnold Van Den Berg	Name:	Robert G. Dorsey
Title:	President	Title:	Managing Director